Exhibit 99.2
Corporate Headquarters — One Eagle Square, Suite 509, Concord, NH 03301
Telephone (603) 224-1117             Fax (603) 224-6673
Contact: Brian A. Byrne
FOR IMMEDIATE RELEASE
Aavid Thermal Technologies, Inc. Announces First Quarter Results
CONCORD, NH—April 26, 2006—Aavid Thermal Technologies, Inc.(the “Company” or “Aavid”), a leading developer of computational fluid dynamics software and provider of thermal management solutions, today announced preliminary and unaudited operating results for its first quarter ended March 31, 2006. For the first quarter of 2006, the Company’s total sales were $70.8 million, or 16.8% higher than the $60.6 million in sales for the first quarter of 2005. Sales for the Company’s software subsidiary, Fluent, Inc. (“Fluent”), were $33.3 million, or 11.7 % higher than the $29.8 million in sales reported for the first quarter of 2005. First quarter sales for the Company’s thermal management products operation (“Aavid Thermalloy”) totaled $37.5 million, or 21.9% higher than the $30.8 million in sales reported for the first quarter of 2005.
     The Company’s operating income for the first quarter of 2006 was $10.2 million, or 20.2 % higher than the $8.5 million of operating income for the first quarter of 2005. Fluent’s operating income was $10.1 million in the first quarter of 2006, or 24.7% higher than the $8.1 million of operating income reported for the first quarter of 2005. Aavid Thermalloy’s first quarter operating income was $0.7 million, compared to operating income of $0.4 million reported for the first quarter of 2005. Aavid Thermalloy’s operating income in the first quarter in 2006 included approximately $1.2 million of restructuring charges associated with the reduction of manufacturing activities in the U.K. and Canada.
     Dr. Bharatan Patel, CEO of ATTI, commented that “Aavid Thermalloy continues to grow and strengthen its position as a leading global supplier of thermal management products for electronics, and I am pleased with the progress it is making.” Further, Dr. Patel, who founded Fluent, remarked that “Fluent has grown in revenues and profitability quarter over quarter for more than ten years, and the prospects for continued growth remain strong.”

     Company depreciation and amortization, including amortization of deferred financing fees and bond discount, for the first quarter of 2006 was $2.3 million, a decrease of $0.2 million from the $2.5 million of depreciation and amortization for the first quarter of 2005. Depreciation and amortization for Fluent was $0.8 million in the first quarter of 2006 which compares with $0.7 million in the first quarter of 2005. Depreciation and amortization for Aavid Thermalloy was $1.0 million in the first quarter of 2006 which compares with $1.4 million reported in the comparable period of 2005. The attached financial schedules further describe the business performance presented in this release.
     On February 15, 2006, Aavid Thermal Technologies, Inc. (“ATTI”) entered into a definitive merger agreement (the “Merger Agreement”) with ANSYS, Inc. (“ANSYS”), ANSYS XL, LLC (“Merger LLC”), a wholly-owned subsidiary of ANSYS, BEN I, Inc., a wholly-owned subsidiary of Merger LLC, HINES II, Inc., a wholly-owned subsidiary of Merger LLC, Heat Holdings Corp. (“Holding”), TROY III, Inc., a wholly-owned subsidiary of ATTI, Fluent Inc. (“Fluent”, and together with Holding and ATTI, the “Selling Companies”), and, for certain limited purposes described therein, Willis Stein & Partners II, L.P., Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners Dutch III-B, L.P., and Willis Stein & Partners III-C, L.P., and Willis Stein & Partners II, L.P., as Stockholders’ Representative. Pursuant to the Merger Agreement and through a series of mergers, ANSYS shall acquire directly or indirectly all of the outstanding stock of Holding, ATTI and Fluent. Following the mergers, each of Holding, ATTI and Fluent shall be indirect subsidiaries of ANSYS.
     Pursuant to the terms of the Merger Agreement, ANSYS will issue 6,000,000 shares of its common stock and pay approximately $300 million in net cash, subject to certain adjustments at closing, to acquire the Selling Companies. The transaction is valued at approximately $565 million based on the $44.11 per share closing price of ANSYS’ common stock on February 15, 2006.

Company Background
     Aavid is a leading developer and marketer of computational fluid dynamics (“CFD”) software and a global provider of thermal management solutions for electronic products. Each of these businesses has an established reputation for high product quality, service excellence and engineering innovation in its market. CFD software is used in complex computer-generated modeling of fluid flows, heat and mass transfer and chemical reactions. Fluent’s CFD software is used in a variety of industries, including the automotive, aerospace, chemical processing, power generation, material processing, electronics and HVAC industries.
     Aavid Thermalloy designs, manufactures and distributes on a worldwide basis thermal management products that dissipate unwanted heat, which can degrade system performance and reliability, from microprocessors and industrial electronics products.
     Overall, the Company services a highly diversified base of national and international customers including OEMs, distributors, and contract manufacturers through a highly integrated network of software, development, manufacturing, sales and distribution locations throughout North America, Europe, and the Far East.
     Additional information on Aavid is available on the World Wide Web at http://www.aatt.com.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
     The matters discussed in this release contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that is based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. The words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Summary Financial Statements Attached

Aavid Thermal Technologies, Inc.
Summary Financial Statements
Quarter and Year Ended March 31, 2006
Consolidated Statements of Operations

	Quarter Ended	Quarter Ended
	March 31, 2006	March 31, 2005
(in thousands)	(Unaudited)	(Unaudited)

Net sales	$70,779	$60,578

Cost of goods sold	35,082	29,174

Gross profit	35,697	31,404

S,G&A expenses	19,466	18,541
Restructuring charges	1,183	—
Research and development	4,894	4,412

Operating income	10,154	8,451

Interest expense, net	(4,561)	(4,578)
Other (expense) income, net	(22)	(367)

Income before taxes	5,571	3,506

Income tax expense	(3,611)	(1,764)

Net income	$1,960	$1,742

Consolidated Condensed Balance Sheets

	March 31,	December 31,
	2006	2005
(in thousands)	(Unaudited)	(Historical)
ASSETS

Cash	$37,611	$40,968
Accounts receivable	55,883	53,972
Inventory	14,393	13,132
Property, plant and equipment	25,739	25,669
Goodwill, net	39,433	39,433
Other assets	12,601	11,278

Total assets	$185,660	$184,452

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ DEFICIT

Accounts payable	24,473	26,292
Accrued expenses	22,356	30,079
Bank debt and capital leases	12,520	12,704
12 3/4% senior subordinated notes	122,938	122,687
Deferred revenue	51,082	44,858
Accrued taxes	10,597	8,345
Deferred taxes	141	187

Total liabilities	244,107	245,152

Minority interest in consolidated subsidiaries	585	585

Preferred stock	—	—
Common stock	—	—
Warrants	3,764	3,764
Additional paid in capital	188,007	188,007
Cumulative translation Adjustment	(2,283)	(2,576)
Accumulated Deficit	(248,520)	(250,480)

Total stockholders’ deficit	(59,032)	(61,285)

Total liabilities, minority interest and stockholders’ deficit	$185,660	$184,452

Consolidated Condensed Statements of Cash Flows

	Quarter Ended	Quarter Ended
	Mar 31,	Mar 31,
	2006	2005
(in thousands)	(Unaudited)	(Historical)

Net Income	$1,960	$1,742

Depreciation	1,585	1,768
Amortization and accretion	670	715
Accounts receivable	(1,483)	3,047
Inventories	(1,147)	928
Accounts payable	(2,028)	(2,562)
Deferred revenue	5,924	3,717
Accrued expenses and other current liabilities	(9,078)	(8,333)
Other operating cash flows	1,709	(103)

Total cash flows from operations	(1,888)	919

Purchase of property, plant and equipment	(1,153)	(901)
Proceeds from sale of property	36	29

Total cash flows from investing activities	(1,117)	(872)

Advances (repayments) under line of credit	(113)	452
Advances under other debt obligations	—	547
Repayments other debt obligations	(493)	(642)

Cash flows from financing activities	(606)	357

Foreign exchange effect	254	(381)

Net increase (decrease) in cash	(3,357)	23
Cash at beginning of year	40,968	28,312

Cash at end of year	$37,611	$28,335